Exhibit 99.4

Synchronoss Technologies, Inc. Announces Pricing of $125 Million Public
Offering of Senior Notes

BRIDGEWATER, N.J., June 25, 2021 (GLOBE NEWSWIRE) -- Synchronoss Technologies, Inc. (SNCR) (the “Company” or “Synchronoss”), a global leader and innovator in cloud, messaging and digital products and platforms, today announced the pricing of an underwritten public offering of $125 million aggregate principal amount of 8.375% senior notes due 2026, including the exercise in full by the underwriters of the underwriters’ option to purchase an additional $5 million aggregate principal amount of senior notes. The offering is expected to close on or about June 30, 2021, subject to satisfaction of customary closing conditions.

Synchronoss and the senior notes both received a rating of BB- from Egan-Jones Ratings Company, an independent, unaffiliated rating agency. The Company has applied to list the senior notes on the Nasdaq Global Select Market under the symbol “SNCRL” and expects the notes to begin trading within 30 business days of the closing date of the offering, if approved.

All of the senior notes in the offering are being sold by Synchronoss. Synchronoss anticipates using the net proceeds from the offering, and from the offering of common stock and sale of Series B Preferred Stock (each as described below), to fully redeem all outstanding shares of Synchronoss’ Series A Convertible Participating Perpetual Preferred Stock and repay amounts outstanding under Synchronoss’ revolving credit facility.

B. Riley Securities, Inc. (“BRS”) is acting as the sole book-running manager for the offering. Northland Capital Markets, Aegis Capital Corp. and EF Hutton, division of Benchmark Investments, LLC are acting as lead managers for the offering.

Concurrently with the offering, the Company is offering, by means of a separate prospectus supplement, $100 million of shares of its common stock. In addition, B. Riley Principal Investments, LLC (“BRPI”), an affiliate of BRS, has entered into an agreement pursuant to which BRPI has agreed to purchase $75.0 million of the Company’s Series B Preferred Stock in a private transaction to be completed concurrently with the closing of the offering.

The senior notes described above are being offered by Synchronoss pursuant to a shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (SEC) and declared effective by the SEC on August 28, 2020. A preliminary prospectus supplement relating to and describing the terms of the offering is filed with the SEC and is available on the SEC’s web site at www.sec.gov. The final terms of the proposed offering will be disclosed in a final prospectus supplement to be filed with the SEC. Copies of the final prospectus supplement (when available) and accompanying prospectus relating to these securities may also be obtained by sending a request to: B. Riley Securities, Inc., at 1300 North 17th Street, Suite 1300, Arlington, VA 22209 or by calling (703) 312-9580 or by emailing prospectuses@brileyfin.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Synchronoss

Synchronoss Technologies (NASDAQ: SNCR) builds software that empowers companies around the world to connect with their subscribers in trusted and meaningful ways. The company’s collection of products helps streamline networks, simplify onboarding, and engage subscribers to unleash new revenue streams, reduce costs and increase speed to market.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements regarding the closing of the public offering and the anticipated use of the proceeds thereof. These forward-looking statements are subject to a number of risks, including the satisfaction of customary closing conditions related to the public offering and the risk factors set forth from time to time in Synchronoss’ SEC filings, including but not limited to the risks that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections (as applicable) of Synchronoss’ Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the period ended March 31, 2021, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Synchronoss’ other filings with the SEC, other unknown or unpredictable factors also could affect Synchronoss’ results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Synchronoss undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Media

Diane Rose
CCgroup
diane@ccgrouppr.com

Investors

Todd Kehrli/Joo-Hun Kim
MKR Investor Relations, Inc.
investor@synchronoss.com